Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

THRIVENT FINANCIAL SECURITIES LENDING TRUST

AMENDMENT NO. 1

TO THE DECLARATION OF TRUST

AMENDMENT NO. 1 to the Declaration of Trust dated August 4, 2004 of the Thrivent Financial Securities Lending Trust (the “Trust”), made as of the 28th day of November 2012.

W I T N E S S E T H:

WHEREAS, ARTICLE IX, Section 9.3, of the Thrivent Financial Securities Lending Trust reads in part:

Section 9.3 Amendment Procedure. ….The Trustees may also amend this Declaration without the vote or consent of Shareholders (i) to change the name of the Trust or any Series or classes of Shares, (ii) to supply any omission, or cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, (iii) if they deem it necessary to conform this declaration to the requirements of applicable federal or state laws or regulations or the requirements of the Internal Revenue Code, or to eliminate or reduce any federal, state or local taxes which are or may be payable by the Trust or the Shareholders, but the Trustees shall not be liable for failing to do so, or (iv) for any other purpose which does not adversely affect the rights of any Shareholder with respect to which the amendment is or purports to be applicable.

WHEREAS, on November 28, 2012, a majority of Trustees voted to amend Article I, Section 1.1 to change the name of the Trust to provide as follows:

Section 1.1: Name. The name of the trust created hereby shall be known as Thrivent Cash Management Trust, and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.

WHEREAS, on November 28, 2012, a majority of Trustees voted to amend Article IX, Section 11.7 to amend the use of the name of the Trust to provide as follows:

Section 11.7: Use of the Name “Thrivent Cash Management Trust.” Thrivent Financial has consented to the use by the Trust of the identifying name “Thrivent Cash Management Trust,” which is a property right of Thrivent Financial. The Trust will only use the name “Thrivent Cash Management Trust” as a component of its name and for no other purpose and will not purport to grant to any third party the right to use the name “Thrivent Cash Management Trust” for any purpose.

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 1 to the Trust; and

NOW, THEREFORE, The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Trust.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day and year first above written.

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	Secretary